SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”), dated as of November 7, 2016, is made by and between CDI Corporation, a Pennsylvania corporation (the “Company”) and Daniel Hugo Malan (“Executive”).
Recitals
WHEREAS, Executive was previously employed as the Company’s Executive Vice President, Staffing-North America pursuant to an employment agreement with the Company, dated as of October 20, 2014 (the “Employment Agreement”); and
WHEREAS, Executive’s employment with the Company terminated on November 18, 2016 (the “Separation Date”); and
WHEREAS, the Company and Executive desire to enter into this Agreement relating to Executive’s termination of employment.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and Executive hereby agree as follows:
1.         Termination of Employment
(a)     General. Effective as of the Separation Date, Executive’s employment and all other positions Executive held with the Company and its subsidiaries and affiliates terminated, including, without limitation, Executive’s position as Executive Vice President, Staffing-North America.
(b)    Accrued Benefits. The Company shall pay Executive all earned but unpaid base salary through the Separation Date and Executive shall be entitled to receive any vested benefits as of the Separation Date in accordance with, and subject to, the terms of the applicable Company (and/or subsidiary) employee benefit plans.
(c)    Additional Consideration. Subject to Executive’s timely execution of this Agreement, such that it is effective (with all revocation periods having expired unexercised) within 60 days after the Separation Date, the Company shall provide Executive with the payments and benefits set forth in Section 7(b) (ii) of the Employment Agreement (in the manner, and subject to the conditions, set forth therein) which are limited to the following
(i) Severance. Company will pay Executive six (6) months of severance (which equals 26 weeks of pay at Executive’s weekly Base Salary rate, minus applicable withholding and other deductions) to be paid in accordance with the terms stated in Section 7 (b) (ii) (5) and Section 11 of the Employment Agreement. As per the terms of Section 7(b)(ii) of the Employment Agreement, the severance payments will immediately cease if Executive breaches any of his obligations under Section 8 or 9 of his Employment Agreement or if Executive becomes employed by a new employer during the six (6) months following his Separation Date.
(ii) Annual Bonus. Company will pay Executive a pro-rated annual bonus for 2016, as per Section 7(b)(ii) (3) of Executive’s Employment Agreement, if any, based on actual results (as determined without any exercise of negative discretion) and calculated and paid in accordance with the terms of Section 7(b)(ii) (3) of the Employment Agreement.
(iii) Equity Awards. Executive will receive a prorated vesting of any tranche of the TVDS Award scheduled to vest after Executive’s Separation Date (Prorated vesting to be determined according to the proration formula set out in Section 7(b)(ii)(4) of the Employment Agreement).

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(iv) PSU Award. Executive and Company agree that there is no accrued Aggregate Settlement Amount earned or due to Executive as per the PSU Award and the terms of the Employment Agreement.
(d)    No Other Compensation. Except as otherwise specifically provided in Sections 1(b) and 1(c) above, from and after the Separation Date, Executive shall cease to have any right to compensation or benefits from the Company or any of its subsidiaries relating to Executive’s employment with the Company or its subsidiaries or the termination thereof.

2.     General Release.

(a)     Release. In consideration for the compensation and other benefits set forth in Section 1(c) of this Agreement, and for other good and valuable consideration, Executive, on behalf of Executive, Executive’s heirs, estate, executors, administrators, agents, beneficiaries, trustees, legal and other representatives, successors and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its parent, subsidiaries or any related companies, and any of its or their officers, directors, principals, shareholders, employees, agents, employee benefit plans (including the administrators and fiduciaries thereof), representatives, and all persons/entities claimed to be jointly or severally liable with any of the foregoing (collectively “Releasees”), from any and all charges, promises, actions, causes of action, covenants, contracts, controversies, agreements, complaints, claims, liabilities, obligations, suits, demands, grievances, arbitrations, costs, losses, debts and expenses, including attorney’s fees, of any nature whatsoever (hereinafter “Claims”), known or unknown, foreseen or unforeseen, accrued or unaccrued, which Executive has or may have against Releasees, or any of them, arising at any time prior to and including the date Executive signs this Agreement. The Claims covered by this general release include, without limitation, (i) any and all Claims which relate directly or indirectly to Executive’s employment with Company or its subsidiaries, or Executive’s separation from that employment; (ii) any and all Claims under the Employment Agreement, (iii) any and all Claims, whether statutory, at common law or otherwise, for wrongful termination of employment, breach of contract, breach of the covenant of good faith and fair dealing, detrimental reliance, promissory estoppel, infliction of emotional distress, defamation, fraud, misrepresentation or any other tort or contract theory; (iv) any and all Claims under the laws of the United States, the Commonwealth of Pennsylvania or any other state, or any local jurisdiction, for discrimination based upon sex, race, age, national origin, religion, handicap, disability, retaliation, or on any other basis, including, without limitation, all Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Pennsylvania Human Relations Act, the Philadelphia Fair Practices Ordinance, and any related federal, state or local laws otherwise covering Executive’s employment and the separation therefrom; (v) any and all Claims under the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Pennsylvania Minimum Wage Law, the Pennsylvania Wage Payment and Collection Law, and all other federal, state, and local statutes, rules, or regulations; and (vi) all common law claims under the laws of any jurisdiction. It is the intention of the Executive and the Company that the language relating to the description of Claims in this Section shall be given the broadest possible interpretation permitted by law. Notwithstanding the foregoing, the release of claims set forth in this Section 2(a) shall not apply to Executive’s (w) rights to indemnification under Section 2 of the Employment Agreement or in accordance with the Company’s governing documents providing coverage to former officers generally, as in effect from time to time, (x) rights under Section 7(b)(ii)(5) of the Employment Agreement with respect to the PSU Award (as defined under the Employment Agreement), (y) rights as a shareholder of the Company or (z) rights to the

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payments and benefits set forth in Sections 1(b) and 1(c) of this Agreement. This Agreement shall not be construed as an admission of any wrongdoing on the part of any Releasee; any such wrongdoing being expressly denied.
(b)     Acknowledgment. Executive agrees and acknowledges that this Section 2 constitutes a knowing and voluntary waiver of all rights or Claims Executive may have as of the date Executive signs this Agreement and that Executive has no physical or mental impairment of any kind which has interfered with Executive’s ability to read and understand the meaning of this Agreement or its terms.
(c)     Covenant not to Sue. Executive agrees and covenants not to file, initiate, join, or accept any relief in any lawsuit (either individually, with others, or as part of a class), in any forum, pleading, raising, or asserting any Claim(s) barred or released by Section 2 of this Agreement. Executive agrees and acknowledges that, in the event that Executive breaches any obligation under this Section 2, then (i) the payments and benefits described in Section 1(c) of this Agreement, to the extent not then paid or provided, shall be immediately forfeited and (ii) Executive will be obligated to repay the Company any amounts paid or provided under Section 1(c) above and to reimburse the applicable Releasees for their reasonable costs and attorney’s fees incurred in defending against those Claims that are found to be barred by this Agreement. Notwithstanding the foregoing, nothing in this Section 2(c) or this Agreement shall preclude Executive from challenging the validity of the release in this Section 2 under the requirements of the Age Discrimination in Employment Act (“ADEA”), and Executive shall not be responsible for reimbursing the attorney’s fees and costs of the Releasees, or repaying any amounts or benefits paid under Section 1(c), in connection with such a challenge to the validity of the release, nor shall any payments or benefits under Section 1(c) be forfeited in connection with such a challenge. However, Executive acknowledges that the release contained in this Agreement applies to all Claims Executive has under the ADEA, and that, unless the release is held to be invalid, all of Executive’s Claims under the ADEA shall be extinguished by execution of this Agreement. Executive further agrees that nothing in this Section 2 or this Agreement shall preclude or prevent Executive from filing a charge with the U.S. Equal Employment Opportunity Commission or similar state or local agency. Executive agrees that he will not seek or accept any relief obtained on his behalf by any government agency, private party, class, or otherwise with respect to any Claims released in this Agreement. Executive warrants and represents that Executive has not filed any Claim released in this Agreement and that Executive is not aware of any wrongdoing or violation of any law, statute, regulation, or policy by any of the Releasees.
(d) Review and Revocation Rights. Executive is hereby advised to consult with counsel before executing this Agreement. Executive hereby acknowledges and understands that Executive has the right to consider this Agreement, including the general release contained in this Section 2, for a period of twenty-one (21) days prior to execution. Changes made to this Agreement, whether material or immaterial, will not restart the running of the aforementioned twenty-one day period. Executive further acknowledges and understands that for seven (7) days following Executive’s execution of this Agreement, Executive may revoke this Agreement by providing written notice to the Company at the address provided below in Section 4(h) within this seven-day revocation period. This Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired without revocation (such date, the “Effective Date”). Executive represents and acknowledges that Executive has read this Agreement, understands its terms and has entered into this Agreement freely and voluntarily. This Agreement shall not be deemed void or voidable by claims of duress, deception, mistake of fact, or otherwise. Nor shall the principle of construction that all ambiguities are to be construed against the drafter be employed in the interpretation of this Agreement. Rather, it is agreed that this Agreement should not be construed for or against any party.

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3.         Continuing Obligations. Executive acknowledges and agrees that Executive’s obligations under Sections 8 and 9 of the Employment Agreement (which Sections are hereby incorporated in their entirety by reference) shall continue to apply in accordance with the terms of such provisions.
4.         Miscellaneous.
(a)     Code Section 409A. This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted consistent therewith and without resulting in any increase in the amounts owed hereunder by the Company. Notwithstanding any other provision of this Agreement to the contrary, if Executive is a "specified employee" within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Executive’s "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following Executive’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Executive in a lump-sum payment on the earlier of (i) the first regular payroll date of the seventh month following Executive’s separation from service or (ii) the 10th business day following Executive’s death.
(b)     Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of any such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity, subject or otherwise, it shall be construed by limiting and reducing it, so as to be valid and enforceable to the maximum extent compatible with the applicable law.
(c)     Governing Law; Exclusive Choice of Forum. The implementation and interpretation of this Agreement shall be governed by and enforced in accordance with the laws of the State of Delaware without giving effect to the conflicts of law provisions thereof. The parties hereby submit to the exclusive jurisdiction of, and waive any venue objections against, the United States District Court for the Eastern District of Pennsylvania (or if federal jurisdiction does not exist, the state and local courts of the Commonwealth of Pennsylvania, Philadelphia County) for any litigation arising out of this Agreement.
(d)     Binding Effect and Assignability. The rights and obligations of both parties under this Agreement shall inure to the benefit of and shall be binding upon their heirs, successors and assigns. Executive’s rights under this Agreement shall not, in any voluntary or involuntary manner, be assignable and may not be pledged or hypothecated without the prior written consent of the Company. The Company may assign this Agreement without Executive’s consent.
(e)     Counterparts; Section Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. The section headings of this Agreement are for convenience of reference only.

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(f)     Entire Agreement. This Agreement constitutes the entire agreement with respect to the subject matter hereof between the parties hereto and, except as explicitly specified herein, replaces and supersedes as of the date hereof any and all prior oral or written agreements and understandings between the parties hereto, including, without limitation, the Employment Agreement; provided, however, that (i) the flush language at the end of Section 7(b)(ii), and Sections 8 through and including 19, of the Employment Agreement shall continue to be in effect in accordance with their terms and (ii) any compensation clawback provision shall continue to apply in accordance with its terms. Executive and the Company acknowledge that this Agreement is intended to embody a complete and final resolution of the employer-employee relationship between Executive and the Company. Executive further acknowledges and agrees that the payments and benefits described in this Agreement are all that Executive is entitled to receive from the Company, and that the Company shall have no liability or obligation to Executive in excess of such amounts. This Agreement may be modified only by an agreement in writing executed by both Executive and the Company.
(g)     Counsel. Executive acknowledges that Executive has been advised to consult with counsel concerning this Agreement, has had ample opportunity to consult with counsel of Executive’s own selection and has so consulted to the extent Executive determined to be necessary or appropriate.
(h)     Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties, by registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight air courier, addressed as follows:
To the Company:
CDI Corporation
1735 Market Street, Suite 200
Philadelphia, PA 19103
Attention: General Counsel
With a required copy to:
Dechert LLP
1095 Avenue of the Americas
New York, NY 10036-6797
Attention: Stephen W. Skonieczny, Esq.
Telephone: (212) 698-3524
Facsimile: (212) 314-0024

To Executive:
At Executive’s address in the Company’s records,
or to such other address as either of such parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received when delivered by hand, if personally delivered; on the third day next succeeding the date of mailing if sent by certified or registered first-class mail; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.
(i)    Taxes. The Company shall have the right to withhold from any amounts payable hereunder any federal, state, local or other taxes that the Company determines are required to be withheld.
[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

CDI CORPORATION

/s/ Michael S. Castleman
By: Michael S. Castleman Date: November 7, 2016
Title: President & Interim CEO

DANIEL HUGO MALAN

Signature: /s/ D. Hugo Malan Date: November 4, 2016

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